Houston Wire & Cable Company Announces Agreement to Acquire Southwest Wire Rope and Southern Wire

Houston, TX—May 27, 2010 – Houston Wire & Cable Company (NASDAQ: HWCC) today announced that it has entered into a definitive agreement to acquire Southwest Wire Rope LP and Southern Wire, LLC from Teleflex Incorporated (NYSE: TFX).

Under the terms of the agreement, the purchase price for the acquisition of both companies is $50 million, subject to an adjustment based on the net working capital of the acquired companies as of the closing date.  HWCC expects to finance the payment of the purchase price through borrowings under its existing credit facility.  The acquisition is subject to customary closing conditions, and is anticipated to close before the end of the second quarter of 2010.

Chuck Sorrentino, President and CEO of HWCC, commented, “We are extremely pleased to expand our business with the addition of these two great organizations.  Both Southwest Wire Rope and Southern Wire are well managed and have great support teams.  We feel their respective businesses are an excellent fit for our long term growth initiatives. The combined companies will serve complimentary end markets which require the goods and services of all three companies.  I am very excited about the opportunity that this acquisition brings to HWCC.”

Conference Call

The Company will host a conference call to discuss the acquisition on Wednesday, June 2nd at 10:00 am CT.  Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

The live audio web cast of the call and accompanying presentation will be available on the Investor Relations section of the Company’s website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until June 9, 2010.

Replay Dial In:	888.203.1112
International Replay:	719.457.0820
Confirmation Code:	4808475

About Houston Wire & Cable Company

With almost 35 years experience in the electrical industry, HWCC is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market.  Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable.  HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

About Southwest Wire Rope

Founded in 1966, Southwest Wire Rope offers a complete range of custom fabricated lifting products including, wire rope slings, nylon slings, round slings, chain, shackles, thimbles, sockets, and other related hardware in stock at five full-service locations in Texas, Louisiana and Missouri.

About Southern Wire

For over 30 years, Southern Wire has been a supplier of industrial wire rope, aircraft cable and related hardware.  Southern Wire serves its customers from three full-service locations in Mississippi, Missouri and Nevada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by HWCC from time to time in its filings with the Securities and Exchange Commission.  As a result of these factors, HWCC’s actual results may differ materially from those indicated or implied by such forward-looking statements.  Except as required by law, HWCC disclaims any obligation to publicly update such statements.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in HWCC’s Annual Report on Form 10-K for the period ended December 31, 2009, filed with the SEC on March 15, 2010.  This document and other SEC filings are available under the Investor Relations section of HWCC’s website at www.houwire.com.

CONTACT:

Hope M. Novosad
Manager, Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com